SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 6, 2006

GST NETWORK FUNDING, INC.

(Exact Name of Registrant as Specified in Charter)

Deleware	0001-061-456	13-4001870
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9300 NE Oakview Drive, Suite A Vancouver, Washington	98662
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (360) 892-6660

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01. Other Events and Regulation FD Disclosure

As previously reported, on May 17, 2000, the Company and its subsidiaries filed a voluntary petition for bankruptcy under Chapter 11 of the United States Bankruptcy Code, Case No. 00-1982 (GMS) in the U. S. Bankruptcy Court for the District of Delaware located in Wilmington, Delaware (the “Court”). The Company also reports through its subsidiaries GST USA, Inc. and GST Telecommunications, Inc. During the course of the proceeding, the Company has operated its business and managed its properties and assets as a debtor in possession. On December 3, 2001, the Company filed its First Amended Joint Plan of Liquidation of GST Telecom Inc., et al. (as subsequently amended and modified, the “Plan”). At a hearing before the Court on February 16, 2002, the Company announced that the Plan had been accepted by all classes eligible to vote on the Plan.

On April 18, 2002, the Court entered an order confirming the Plan. On April 30, 2002, the Plan became effective and the Company is now in liquidation pursuant to the terms of the Plan.

The Company currently has approximately $14,000,000 in cash that is to be distributed to creditors of the Company in accordance with the Plan.

On or about April 7, 2006, the Company will make its sixth distribution to unsecured creditors, in the amount of approximately $12,500,000.00, pursuant to the Plan. This distribution is 1.70% of allowed unsecured claims, making the total distribution to date to unsecured creditors $359,700,000 or 48.62% of their allowed claims. After this distribution the Company will have approximately $1,500,000 in cash, held in various reserves. These reserves are recalculated quarterly to determine the amount of distribution allowable under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GST NETWORK FUNDING, INC.

Date: April 6, 2006	By:	/s/ Erick Steinman
Erick Steinman
Chief Financial Officer